[AMERICAN FIRST MORTGAGE INVESTMENTS, INC. LETTERHEAD]

PRESS RELEASE		FOR IMMEDIATE RELEASE
May 31, 2002		NEW YORK METRO
CONTACT:	William Gorin (212) 935-8760 www.mfa-reit.com	NYSE: MFA

 AMERICA FIRST MORTGAGE INVESTMENTS, INC.
PRICES $81.9 MILLION EQUITY OFFERING

(New York)—May 31, 2002—America First Mortgage Investments, Inc. (NYSE: MFA) announced today that it priced a public offering of 9,000,000 shares of its common stock at a public offering price per share of $9.10. The lead underwriter was Friedman, Billings, Ramsey & Co., Inc. and the co-managers were RBC Capital Markets, JMP Securities LLC and Stifel, Nicolaus & Company, Inc.

The net proceeds to the Company (after deducting estimated expenses) are expected to be approximately $77.2 million. The Company has granted the underwriters an option, exercisable for 30 days, to purchase up to 1,350,000 additional shares of common stock to cover over-allotments.

Stewart Zimmerman, President and Chief Executive Officer of the Company, said, "We are pleased at the success of this offering. We remain optimistic about achieving strong results in 2002 and we look forward to using the new equity capital to fund continued growth in assets."

America First Mortgage Investments, Inc. is a mortgage real estate investment trust ("REIT") that owns, manages, and finances a portfolio of adjustable rate mortgage-backed securities.

This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions or "continue" or the negative thereof or other variations thereon or comparable terminology, are intended to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among other things: business conditions and the general economy, especially as they affect interest rates; federal, state, and local regulatory environments; an increase in the prepayment rate on the loans that back our mortgage-backed securities; the inability to borrow at favorable rates; and the inability to maintain our REIT qualification. Other risks, uncertainties and factors that could cause our actual results to differ materially from those projected are detailed in the Prospectus relating to this offering and in the periodic reports filed by us with the Securities and Exchange Commission, including Forms 10-K and 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A copy of the Prospectus relating to this offering may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th St. North, Arlington, VA, 22209, Attention: Prospectus Department, Tel: 703-312-9588.